Exhibit 99.2
AvalonBay Communities, Inc.
For Immediate News Release
February 6, 2008
AVALONBAY COMMUNITIES, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2007 OPERATING RESULTS
AND PROVIDES 2008 FINANCIAL OUTLOOK
(Alexandria, VA) AvalonBay Communities, Inc. (NYSE: AVB) reported today that Net Income Available to Common Stockholders for the quarter ended December 31, 2007 was $129,644,000. This resulted in Earnings per Share — diluted (“EPS”) of $1.65 for the quarter ended December 31, 2007, compared to $0.58 for the comparable period of 2006, a per share increase of 184.5%. For the year ended December 31, 2007, EPS was $4.38 compared to $3.42 for the comparable period of 2006, a per share increase of 28.1%. These increases are primarily attributable to an increase in gains from the sale of communities and joint venture real estate investments in 2007 as compared to 2006 and growth in income from existing and newly developed communities in 2007. Results discussed in this release for both 2007 and 2006 include non-cash charges associated with our change in the accounting for certain land leases.
Funds from Operations attributable to common stockholders — diluted (“FFO”) for the quarter ended December 31, 2007 was $89,597,000, or $1.14 per share, compared to $79,894,000, or $1.05 per share for the comparable period of 2006. FFO per share increased 8.6%, due primarily to contributions from improved community operating results and newly developed communities, partially offset by an increase in the expense for abandoned pursuits discussed below.
FFO per share for the year ended December 31, 2007 increased by 8.7% to $4.61 from $4.24 for the comparable period of 2006. FFO per share for the year ended December 31, 2007 and 2006, includes $0.01 and $0.18 per share, respectively, related to the sale of land parcels. Adjusting for these land sales in both years, FFO per share increased 13.4%, driven primarily by improved community operating results and contributions from newly developed communities.
FFO per share includes an increase in the expense for abandoned pursuits of approximately $3,881,000, or $0.05 per share for the quarter ended December 31, 2007 and $4,859,000, or $0.06 per share for the full year 2007 as compared to prior year periods.
Commenting on the Company’s results, Bryce Blair, Chairman and CEO, said, “Our fourth quarter results capped a year of solid financial and operational performance for the Company. FFO growth of 13.4% was the third straight year of growth above 10%. Heading into 2008, we anticipate a weaker economic environment but expect that a falling homeownership rate, favorable demographics and constrained supply will continue to drive positive renter demand in our markets. In anticipation of continued growth next year, we announced last evening that our Board raised our quarterly dividend by 5% for the first quarter. The Board also authorized a $200 million increase to our common stock repurchase program.”
Operating Results for the Quarter Ended December 31, 2007 Compared to the Prior Year Period
For the Company, including discontinued operations, total revenue increased by $19,156,000, or 9.9% to $212,956,000. For Established Communities, rental revenue increased 4.4%, comprised of an increase in Average Rental Rates of 4.5% and a decrease in Economic Occupancy of 0.1%. As a result, total revenue for Established Communities increased $6,733,000 to $165,699,000. Operating expenses for Established Communities increased $1,464,000, or 2.8% to $53,006,000. Accordingly, Net Operating Income (“NOI”) for Established Communities increased by $5,269,000, or 4.9%, to $112,693,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the fourth quarter of 2006 to the fourth quarter of 2007:

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4Q 07 Compared to 4Q 06

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
Northeast	2.7%	3.7%	1.7%	43.2%
Mid-Atlantic	3.2%	4.8%	2.4%	15.8%
Midwest	3.0%	7.7%	0.1%	2.0%
Pacific NW	9.5%	0.5%	14.0%	4.6%
No. California	7.6%	(1.2%)	11.2%	22.6%
So. California	3.3%	4.9%	2.7%	11.8%

Total	4.4%	2.8%	4.9%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.
Operating Results for the Year Ended December 31, 2007 Compared to the Prior Year
For the Company, including discontinued operations, total revenue increased by $84,565,000, or 11.4% to $823,652,000. For Established Communities, rental revenue increased 5.5%, comprised of an increase in Average Rental Rates of 5.8% and a decrease in Economic Occupancy of 0.3%. As a result, total revenue for Established Communities increased $34,144,000 to $652,764,000, and operating expenses for Established Communities increased $4,278,000 or 2.1% to $209,107,000. Accordingly, NOI for Established Communities increased by $29,866,000 or 7.2% to $443,657,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the year ended December 31, 2007 as compared to the year ended December 31, 2006:

Full Year 2007 Compared to Full Year 2006

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
Northeast	3.2%	2.1%	3.7%	43.0%
Mid-Atlantic	5.9%	5.1%	6.4%	16.1%
Midwest	5.2%	9.8%	2.3%	2.1%
Pacific NW	11.1%	0.0%	17.1%	4.3%
No. California	8.6%	(0.9%)	12.6%	22.1%
So. California	4.8%	2.2%	5.9%	12.4%

Total	5.5%	2.1%	7.2%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.
Cash concessions are recognized in accordance with Generally Accepted Accounting Principles (“GAAP”) and are amortized over the approximate lease term, which is generally one year. The following table reflects the percentage changes in rental revenue on a GAAP basis and Rental Revenue with Concessions on a Cash Basis for our Established Communities:

		Full Year 07
		vs Full Year
	4Q 07 vs 4Q 06	06
Rental Revenue Change with Concessions on a GAAP Basis	4.4%	5.5%

Rental Revenue Change with Concessions on a Cash Basis	4.3%	4.5%
Development and Redevelopment Activity
The Company completed the development of two communities during the fourth quarter of 2007:
•	Avalon Woburn, located in Woburn, MA, is a garden-style community containing 446 apartment homes and was completed for a Total Capital Cost of $83,100,000; and

•	Avalon Bowery Place II, located in New York, NY, is a mid-rise community containing 90 apartment homes and was completed for a Total Capital Cost of $58,700,000. Avalon Bowery Place II is the final phase of a three phase community containing an aggregate of 657 apartment homes and 109,600 square feet of retail space and was completed for a Total Capital Cost of $306,200,000.
During 2007, the Company completed development of eight communities containing an aggregate of 1,749 apartment homes for a Total Capital Cost of $440,700,000.
The Company commenced the development of four communities during the fourth quarter of 2007: Avalon Huntington, located in Shelton, CT, Avalon at Mission Bay North III, located in San Francisco, CA, Avalon Jamboree Village, located in Irvine, CA, and Avalon Fort Greene, located in New York, NY. These four communities will contain an aggregate of 1,266 apartment homes when completed for an estimated Total Capital Cost of $582,600,000.
During 2007, the Company commenced the development of 12 communities which are expected to contain a total of 3,412 apartment homes for an expected aggregate Total Capital Cost of $1,279,800,000.
During the fourth quarter of 2007, the Company commenced the redevelopment of Avalon at Diamond Heights, located in San Francisco, CA, and Avalon Woodland Hills, located in Woodland Hills, CA. These two communities contain 817 apartment homes and will be redeveloped for an expected Total Capital Cost of $42,100,000, excluding costs incurred prior to the start of redevelopment.
In the fourth quarter of 2007, the Company completed the redevelopment of one community, Avalon Walk,

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located in Hamden, CT. This community contains 764 apartment homes and was completed for a Total Capital Cost of $11,200,000, excluding costs incurred prior to the start of redevelopment.
Disposition Activity
During the fourth quarter of 2007, the Company sold one community, Avalon at Stevens Pond. Located in the Boston area, Avalon at Stevens Pond contains a total of 326 apartment homes and was sold for $77,650,000. The sale of this community resulted in a gain as reported in accordance with GAAP of approximately $28,229,000 and an Economic Gain of approximately $22,040,000. The Unleveraged IRR over an approximate four-year holding period was 14.0%.
The Company also completed the sale of its partnership interest in Avalon Grove to its third-party venture partner for $63,446,000 with a gain in accordance with GAAP of $56,320,000 and an Economic Gain of $51,714,000. Avalon Grove, located in the Fairfield-New Haven market of Connecticut, was previously reported as an unconsolidated real estate investment. The Company will continue to manage this community.
Also in the fourth quarter of 2007, the Company recognized the sale of a 70% ownership interest in the joint venture that owns Avalon Del Rey that was previously deferred in accordance with GAAP pursuant to a transfer of ownership that occurred in the fourth quarter of 2006. The Company recognized a gain an accordance with GAAP of $3,607,000 related to this transaction. Beginning in the fourth quarter of 2007, this entity is reported as an unconsolidated real estate entity.
Including dispositions to joint venture partners but excluding a community in which an economic interest was retained, the Company sold four communities and a partnership interest during 2007, containing a total of 1,384 apartment homes, and one land parcel. These communities and the land parcel were sold for an aggregate sales price of approximately $273,896,000, resulting in a GAAP gain of $163,352,000 and an Economic Gain of $145,764,000. Excluding the land parcel, the weighted average Initial Year Market Cap Rate related to these dispositions was 4.6% and the Unleveraged IRR over a weighted average holding period of 9.8 years was 17.8%.
Investment Management Fund Activity
AvalonBay Value Added Fund, L.P. (the “Fund”) is a private, discretionary investment vehicle in which the Company holds an equity interest of approximately 15%.
During 2007, the Fund acquired a total of seven communities, containing an aggregate of 1,564 apartment homes for an aggregate purchase price of $305,450,000.
During the fourth quarter of 2007, the Company completed the redevelopment of Avalon at Civic Center, located in Norwalk, CA and Avalon Sunset, located in Los Angeles, CA on behalf of the Fund. These two communities contain an aggregate of 274 apartment homes and were completed for a Total Capital Cost of $7,900,000, excluding costs incurred prior to the start of redevelopment.
The Fund has invested $777,568,000 as of December 31, 2007. Management expects to invest approximately $46,000,000 of additional funds to redevelop the assets acquired, at which time the Fund will become fully invested.
Financing, Liquidity and Balance Sheet Statistics
In December 2007, the Company repaid $110,000,000 of unsecured notes with an annual interest rate of 6.875% pursuant to their scheduled maturity. In addition, in January 2008, the Company repaid $50,000,000 of unsecured notes with an annual interest rate of 6.625% pursuant to their scheduled maturity.
During the fourth quarter of 2007, the Company increased its existing unsecured credit facility from $650,000,000 to $1,000,000,000. As of December 31, 2007, the Company had $514,500,000 outstanding under its $1,000,000,000 unsecured credit facility. Leverage, calculated as total debt as a percentage of Total Market Capitalization, was 30.3% at December 31, 2007. Unencumbered NOI for the year ended December 31, 2007 was 83.3% and Interest Coverage for the fourth quarter of 2007 was 4.1 times.
In August 2007, the Board of Directors authorized an increase in the common stock repurchase program, allowing the Company to acquire shares of its common stock in open market or negotiated transactions up to an aggregate purchase price of $300,000,000. From August 2007 to January 2008, the Company repurchased 2,962,716 shares at an average price of $101.26, reaching the $300,000,000 authorized limit.
In February 2008, the Board of Directors authorized a further increase of $200,000,000 in the common stock repurchase program, increasing the total amount the Company can acquire to $500,000,000. Purchases under the expanded authorization will be made after considering the current stock price in relation to the Company’s estimate of net asset value, availability of proceeds from expanded dispositions and liquidity needed to fund the Company’s current and future development activity, among other factors.

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First Quarter 2008 Dividend Declaration
The Company announced on February 5, 2008 that its Board of Directors declared a dividend for the first quarter of 2008 of $0.8925 per share of the Company’s common stock (par value $0.01 per share). The declared dividend is a 5.0% or $0.0425 per share increase over the Company’s prior quarterly dividend of $0.85 per share. The common stock dividend is payable on April 15, 2008 to common stockholders of record as of April 1, 2008.
Based on the Midpoint of the Projected FFO per share range provided later in this release, the new dividend rate results in an expected ratio of dividends per share to FFO per share of 71.0% for 2008.
In declaring the increased dividend, the Board of Directors evaluated the Company’s past performance and future prospects for earnings growth. Additional factors considered in determining the increase included current dividend distributions (both common and preferred dividends), the ratio of the current common dividend distribution to the Company’s FFO, the relationship of dividend distributions to taxable income, and expected growth in taxable income. Taxable income growth is not directly comparable to growth in FFO.
The Board of Directors also declared a dividend on the Series H Cumulative Redeemable Preferred Stock (the “Preferred Stock”) (par value $0.01 per share) for the first quarter of 2008. The Preferred Stock dividend is $0.54375 per share and is payable June 16, 2008 to all Series H stockholders of record as of June 2, 2008.
Revised Accounting Interpretation
As discussed in Amendment No. 1 to the Company’s 2006 Annual Report on Form 10-K/A, the Company made a change related to its accounting for land leases. This change resulted in a non-cash charge to operating expenses and reduced reported FFO by $0.03 and $0.13 per share from what would have been reported for the three months and full year ended December 31, 2007 under the Company’s prior accounting treatment. Results for the three months and full year ended December 31, 2006 have also been restated, reducing reported FFO by $0.04 and $0.14 per share from what had previously been reported to reflect the impact of this change in land lease accounting.
2008 Financial Outlook
The following presents the Company’s financial outlook for 2008, the details of which are summarized on Attachment 15.
Third party forecasts generally expect weaker economic conditions during 2008 that suggests a slower rate of employment growth. While slower job growth will negatively impact renter demand, Management anticipates that renter demand will be favorably impacted by a continued reduction in homeownership rates and a general increase in the propensity to rent. Declining home ownership rates are the result of a number of factors, including concerns regarding home prices and economic growth, demographic growth in those age groups that have historically demonstrated a higher propensity to rent as well as tighter underwriting standards for mortgages. Management expects the level of new rental completions in the Company’s markets will decline modestly during 2008 from 2007 levels. Management expects competition from unsold housing inventory made available for rent will remain modest relative to more oversupplied residential markets in the U.S.
Projected EPS is expected to be within a range of $6.50 to $8.50 for the full year 2008. Actual EPS will be impacted by the size and nature of disposition activity for the year.
The Company expects 2008 Projected FFO per share to increase to a range of $4.90 to $5.20 as compared to $4.61 for the full year 2007, resulting in an increase in Projected FFO per share of approximately 9.5% at the mid-point of the range. The Company’s 2007 FFO per share of $4.61 included approximately $545,000 attributable to the gain on sale of a parcel of land. The 2008 Projected FFO includes costs of $3,765,000 previously deferred that are required to be expensed should the Company redeem the Preferred Stock in October 2008. Adjusting for these non-routine items, the Company expects 2008 Projected FFO per share growth of 10.7% at the mid-point of the range. No assurance can be provided that the Company will elect to redeem the Preferred Stock.
Management expects the increase in Projected FFO per share for the full year 2008 as compared to 2007 to be driven primarily by: (i) growth in NOI from Established Communities and other stabilized communities; (ii) an increase in NOI from development and redevelopment; and (iii) lower interest rates on variable rate debt.
For the first quarter of 2008, the Company expects Projected EPS within a range of $0.58 to $0.62. The Company expects Projected FFO per share for the first quarter of 2008 within a range of $1.23 to $1.27. Adjusting for the net impact of $545,000 from land sales included in the Company’s first quarter 2007 FFO per share of $1.11, Projected FFO per share growth in the first quarter of 2008 is expected to be 13.6% at the mid-point of the range.
The Company’s 2008 financial outlook is based on a number of assumptions and estimates, which are provided on Attachment 15 of this release. The primary assumptions and estimates include the following:

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Property Operations
•	The Company expects growth in Established Communities revenue of 2.5% to 4.0%.

•	The Company expects growth in Established Communities operating expenses of 2.0% to 3.0%, primarily attributable to increases in property taxes, payroll and utilities offset by lower insurance, maintenance and marketing costs.

•	The Company expects growth in Established Communities NOI within a range of 3.0% to 4.5%.
Development
The following table summarizes the Company’s expectations for 2008 development starts, development completions and cash disbursements for development. Cash disbursements reflect disbursements planned for both 2008 starts and development under construction as of year-end 2007:

2008 Development Activity

Total
($ millions)
Development starts	$900 to $1,100
Cash disbursed for development	$800 to $1,200
Development completions	$900 to $1,200

•	Some portion of expected development starts in 2008 may be developed as joint ventures. The Company expects initial apartment home deliveries related to these development starts to primarily occur in 2008 and 2009.

•	The Company expects to purchase land held for future development totaling $125,000,000 to $175,000,000. Development of these land parcels is not expected to begin during 2008.

•	The Company expects to finance planned development starts and land purchases with a combination of capital sources, which could include secured or unsecured debt, disposition proceeds, joint ventures or retained cash.
Dispositions
•	The Company expects planned asset sales of $700,000,000 to $1,000,000,000 in 2008.
Capital Markets
•	The Company expects that it may issue approximately $800,000,000 in new secured or unsecured debt during 2008.

•	The Company has $196,000,000 of unsecured notes maturing in 2008 that will be repaid by drawing amounts under the Company’s existing unsecured credit facility, new bank facilities, proceeds from dispositions or the issuance of new debt, both secured and/or unsecured.

•	Beginning in October 2008, the Company has the option to call the 4,000,000 outstanding shares of the 8.7% Preferred Stock at a price of $25.00 per share. No assurance can be provided that the Company will elect to redeem these securities.
The Company expects to release its first quarter 2008 earnings on April 30, 2008 after the market closes. The Company expects to hold a conference call on May 1, 2008 at 1:00 PM EDT to discuss the first quarter 2008 results.
First Quarter 2008 Conference/Event Schedule
The Company is scheduled to present at the Citi Global Property CEO Conference in Palm Beach, FL at 1:55 PM EST on Tuesday, March 4, 2008. Management’s presentation will be followed by a question and answer session during which Management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook and other business and financial matters affecting the Company. A webcast of the Company’s presentation will be available at http://www.avalonbay.com/events beginning March 4, 2008.
Other Matters
The Company will hold a conference call on February 7, 2008 at 1:00 PM EST to review and answer questions about this release, its fourth quarter and full year results, its 2008 financial outlook, the Attachments (described below) and related matters. To participate on the call, dial 1-877-510-2397 domestically and 1-706-634-5877 internationally.
To hear a replay of the call, which will be available from February 7, 2008 at 3:00 PM EST to February 14, 2008

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at 11:59 PM EST, dial 1-800-642-1687 domestically and 1-706-645-9291 internationally, and use Access Code: 30335610.
A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.
The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/pressrelease.
About AvalonBay Communities, Inc.
As of December 31, 2007, the Company owned or held a direct or indirect ownership interest in 184 apartment communities containing 52,748 apartment homes in ten states and the District of Columbia, of which 21 communities were under construction and eight communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information may be found on the Company’s website at the following address http://www.avalonbay.com. For additional information, please contact John Christie, Senior Director of Investor Relations and Research at 1-703-317-4747 or Thomas J. Sargeant, Chief Financial Officer, at 1-703-317-4635.
Forward-Looking Statements
This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; or we may abandon development or redevelopment opportunities for which we have already incurred costs. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Amendment No. 1 on Form 10-K/A to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 under the headings “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.
The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the first quarter and full year 2008. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.
Definitions and Reconciliations
Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 16, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 16 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

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FOURTH QUARTER 2007
Supplemental Operating and Financial Data
Located in a picturesque setting near Long Island’s Gold Coast, Avalon at Glen Cove North contains 111 apartment homes and was completed in the third quarter of 2007 for a Total Capital Cost of $40.3 million.
Avalon at Glen Cove North offers studios, one, and two bedroom apartments, with gourmet kitchens including granite countertops, cherry cabinets, ceramic tile floors, walk-in closets, washer & dryer in every home, private balcony or terrace in most homes, and upgraded penthouse level finishes with stainless steel appliances.
Avalon at Glen Cove North’s ideal central setting affords quick access to North Shore beaches, downtown retail & dining, and major thoroughfares like the Long Island Expressway.

FOURTH QUARTER 2007
Supplemental Operating and Financial Data
Table of Contents

Company Profile
Selected Operating and Other Information	Attachment 1
Detailed Operating Information	Attachment 2
Condensed Consolidated Balance Sheets	Attachment 3

Sub-Market Profile
Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 4
Sequential Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 5
Full Year Revenue and Occupancy Changes (Established Communities)	Attachment 6

Development, Redevelopment, Acquisition and Disposition Profile
Capitalized Community and Corporate Expenditures and Expensed Community Maintenance Costs	Attachment 7
Summary of Development and Redevelopment Activity	Attachment 8
Development Communities	Attachment 9
Redevelopment Communities	Attachment 10
Summary of Development and Redevelopment Community Activity	Attachment 11
Future Development	Attachment 12
Unconsolidated Real Estate Investments	Attachment 13
Summary of Disposition Activity	Attachment 14

2008 Financial Outlook
2008 Financial Outlook	Attachment 15

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 16
The following is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company’s development, redevelopment, construction, and lease-up activities, which could impact the forward-looking statements made are discussed in the paragraph titled “Forward-Looking Statements” in the release to which these attachments relate. In particular, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company’s filings with the Securities and Exchange Commission, including Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006 and the Company’s Quarterly Reports on Form 10-Q for subsequent quarters.

Attachment 1
AvalonBay Communities, Inc.
Selected Operating and Other Information
December 31, 2007
(Dollars in thousands except per share data)
(unaudited)

SELECTED OPERATING INFORMATION

	Q4	Q4		Full Year	Full Year
	2007	2006 (1)	% Change	2007	2006	% Change
Net income available to common stockholders	$129,644	$44,138	193.7%	$349,460	$257,846	35.5%

Per common share — basic	$1.66	$0.59	181.4%	$4.44	$3.48	27.6%
Per common share — diluted	$1.65	$0.58	184.5%	$4.38	$3.42	28.1%

Funds from Operations	$89,597	$79,894	12.1%	$368,057	$320,199	14.9%
Per common share — diluted	$1.14	$1.05	8.6%	$4.61	$4.24	8.7%

Dividends declared — common	$65,721	$58,241	12.8%	$268,123	$232,455	15.3%
Per common share	$0.85	$0.78	9.0%	$3.40	$3.12	9.0%

Common shares outstanding	77,318,611	74,668,372	3.5%	77,318,611	74,668,372	3.5%
Outstanding operating partnership units	64,019	144,955	(55.8%)	64,019	144,955	(55.8%)

Total outstanding shares and units	77,382,630	74,813,327	3.4%	77,382,630	74,813,327	3.4%

Average shares outstanding — basic	77,901,038	74,357,025	4.8%	78,680,043	74,125,795	6.1%
Average operating partnership units outstanding	64,019	148,483	(56.9%)	105,859	172,255	(38.5%)
Effect of dilutive securities	870,653	1,392,166	(37.5%)	1,071,025	1,288,848	(16.9%)

Average shares outstanding — diluted	78,835,710	75,897,674	3.9%	79,856,927	75,586,898	5.6%

DEBT COMPOSITION AND MATURITIES

		% of Total	Average
		Market	Interest	Remaining
Debt Composition (2)	Amount	Cap	Rate (3)	Maturities (2)

Conventional Debt				2008	$209,220
Long-term, fixed rate	$1,938,724	18.3%		2009	$232,345
Long-term, variable rate	124,211	1.2%		2010	$235,614
Variable-rate credit facility	514,500	4.9%		2011	$391,903

Subtotal, Conventional	2,577,435	24.4%	6.3%	2012	$531,408

Tax-Exempt Debt
Long-term, fixed rate	205,037	1.9%
Long-term, variable rate	428,231	4.0%

Subtotal, Tax-Exempt	633,268	5.9%	4.9%

Total Debt	$3,210,703	30.3%	6.1%

(1)	Amounts for the three months ended December 31, 2006 have been restated from amounts previously reported to reflect a change in accounting for land leases.

(2)	Excludes debt associated with communities classified as held for sale.

(3)	Includes credit enhancement fees, trustees’ fees, etc.

CAPITALIZED COSTS

			Non-Rev
	Cap	Cap	Capex
	Interest	Overhead	per Home

Q407	$20,099	$7,180	$251
Q307	$19,193	$7,008	$93
Q207	$18,393	$6,684	$38
Q107	$15,433	$6,606	$9
Q406	$13,909	$6,847	$92

COMMUNITY INFORMATION

		Apartment
	Communities	Homes

Current Communities	163	45,932
Development Communities	21	6,816
Development Rights	48	13,656

Attachment 2
AvalonBay Communities, Inc.
Detailed Operating Information
December 31, 2007
(Dollars in thousands except per share data)
(unaudited)

	Q4	Q4		Full Year	Full Year
	2007	2006 (1)	% Change	2007	2006	% Change
Revenue:
Rental and other income	$210,664	$187,715	12.2%	$806,599	$715,170	12.8%
Management, development and other fees	1,721	2,073	(17.0%)	6,142	6,259	(1.9%)

Total	212,385	189,788	11.9%	812,741	721,429	12.7%

Operating expenses:
Direct property operating expenses, excluding property taxes	50,396	47,362	6.4%	192,338	175,927	9.3%
Property taxes	19,699	17,011	15.8%	74,912	66,786	12.2%
Property management and other indirect operating expenses	10,689	9,085	17.7%	38,627	34,177	13.0%
Investments and investment management (2)	5,604	1,773	216.1%	11,737	7,030	67.0%

Total	86,388	75,231	14.8%	317,614	283,920	11.9%

Interest expense, net	(26,262)	(28,397)	(7.5%)	(97,545)	(109,184)	(10.7%)
General and administrative expense	(8,427)	(6,372)	32.3%	(28,494)	(24,767)	15.0%
Joint venture income and minority interest expense (3)	59,160	6,253	846.1%	57,584	6,882	736.7%
Depreciation expense	(47,179)	(40,753)	15.8%	(179,549)	(160,442)	11.9%
Gain (loss) on sale of land	—	(152)	(100.0%)	545	13,519	(96.0%)

Income from continuing operations	103,289	45,136	128.8%	247,668	163,517	51.5%
Discontinued operations: (4)
Income from discontinued operations	301	1,177	(74.4%)	4,005	5,618	(28.7%)
Gain on sale of communities	28,229	—	N/A	106,487	97,411	9.3%

Total discontinued operations	28,530	1,177	N/A	110,492	103,029	7.2%

Net income	131,819	46,313	184.6%	358,160	266,546	34.4%
Dividends attributable to preferred stock	(2,175)	(2,175)	—	(8,700)	(8,700)	—

Net income available to common stockholders	$129,644	$44,138	193.7%	$349,460	$257,846	35.5%

Net income per common share — basic	$1.66	$0.59	181.4%	$4.44	$3.48	27.6%

Net income per common share — diluted	$1.65	$0.58	184.5%	$4.38	$3.42	28.1%

(1)	Amounts for the three months ended December 31, 2006 have been restated from amounts previously reported to reflect a change in accounting for land leases.

(2)	Reflects costs incurred related to investment acquisition, investment management and abandoned pursuits. Abandoned pursuit costs can be volatile period over period with no reporting period being an indicator of future results.

(3)	Amounts for the three months and year ended December 31, 2007 and 2006 include $56,320 and $6,609, respectively related to the sale of an unconsolidated community. Amounts for the three months and year ended December 31, 2007 also include $3,607 related to the sale of a 70% ownership interest in a joint venture entity.

(4)	Reflects net income for communities classified as discontinued operations as of December 31, 2007 and communities sold during the period from January 1, 2006 through December 31, 2007. The following table details income from discontinued operations for the periods shown:

	Q4	Q4	Full Year	Full Year
	2007	2006	2007	2006
Rental income	$571	$4,012	$10,911	$17,658
Operating and other expenses	(270)	(1,447)	(4,043)	(6,491)
Interest expense, net	—	(455)	(687)	(1,862)
Depreciation expense	—	(933)	(2,176)	(3,687)

Income from discontinued operations (5)	$301	$1,177	$4,005	$5,618

(5)	NOI for discontinued operations totaled $301 and $6,868, of which $0 related to assets held for sale for the three months and full year ended December 31, 2007, respectively.

Attachment 3
AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	December 31,	December 31,
	2007	2006
Real estate	$6,315,313	$5,586,521
Less accumulated depreciation	(1,259,558)	(1,080,313)

Net operating real estate	5,055,755	4,506,208

Construction in progress, including land	953,004	641,781
Land held for development	288,423	202,314
Operating real estate assets held for sale, net	—	160,059

Total real estate, net	6,297,182	5,510,362

Cash and cash equivalents	21,222	8,284
Cash in escrow	189,171	135,917
Resident security deposits	29,542	26,429
Other assets (1)	194,288	164,499

Total assets	$6,731,405	$5,845,491

Unsecured senior notes, net	$1,893,499	$2,153,078
Unsecured facility	514,500	—
Notes payable, net	800,203	648,350
Resident security deposits	42,477	37,654
Liabilities related to assets held for sale	—	69,100
Other liabilities	430,920	345,844

Total liabilities	$3,681,599	$3,254,026

Minority interest	23,152	18,311

Stockholders’ equity	3,026,654	2,573,154

Total liabilities and stockholders’ equity	$6,731,405	$5,845,491

(1)	Other assets includes $0 and $3,821 relating to assets classified as held for sale as of December 31, 2007 and December 31, 2006, respectively.

Attachment 4
AvalonBay Communities, Inc.
Quarterly Revenue and Occupancy Changes — Established Communities (1)
December 31, 2007

	Apartment
	Homes	Average Rental Rates (2)			Economic Occupancy				Rental Revenue ($000’s) (3)
		Q4 07	Q4 06	% Change	Q4 07	Q4 06	% Change		Q4 07	Q4 06	% Change
Northeast
Boston, MA	3,619	$1,884	$1,869	0.8%	96.4%	96.0%	0.4%		$19,707	$19,470	1.2%
Fairfield-New Haven, CT	2,412	2,044	1,971	3.7%	96.5%	96.6%	(0.1%	)	14,267	13,773	3.6%
New York, NY	1,730	2,485	2,410	3.1%	96.9%	96.8%	0.1%		12,497	12,105	3.2%
Long Island, NY	1,469	2,342	2,284	2.5%	95.1%	96.0%	(0.9%	)	9,812	9,658	1.6%
Northern New Jersey	1,182	2,712	2,563	5.8%	95.9%	97.1%	(1.2%	)	9,224	8,815	4.6%
Central New Jersey	814	1,738	1,669	4.1%	95.9%	97.2%	(1.3%	)	4,071	3,959	2.8%

Northeast Average	11,226	2,148	2,086	3.0%	96.2%	96.5%	(0.3%	)	69,578	67,780	2.7%

Mid-Atlantic
Washington, DC	5,215	1,777	1,710	3.9%	96.7%	97.3%	(0.6%	)	26,883	26,015	3.3%
Baltimore, MD	542	1,269	1,245	1.9%	96.1%	95.9%	0.2%		1,983	1,943	2.1%

Mid-Atlantic Average	5,757	1,729	1,667	3.7%	96.7%	97.2%	(0.5%	)	28,866	27,958	3.2%

Midwest
Chicago, IL	887	1,178	1,157	1.8%	97.3%	96.1%	1.2%		3,043	2,955	3.0%

Midwest Average	887	1,178	1,157	1.8%	97.3%	96.1%	1.2%		3,043	2,955	3.0%

Pacific Northwest
Seattle, WA	2,278	1,313	1,202	9.2%	96.4%	96.1%	0.3%		8,649	7,902	9.5%

Pacific Northwest Average	2,278	1,313	1,202	9.2%	96.4%	96.1%	0.3%		8,649	7,902	9.5%

Northern California
San Jose, CA	4,292	1,772	1,631	8.6%	97.1%	97.1%	0.0%		22,146	20,392	8.6%
Oakland-East Bay, CA	1,955	1,419	1,346	5.4%	97.3%	96.8%	0.5%		8,099	7,650	5.9%
San Francisco, CA	1,862	2,028	1,928	5.2%	97.7%	96.0%	1.7%		11,074	10,362	6.9%

Northern California Average	8,109	1,746	1,631	7.1%	97.3%	96.8%	0.5%		41,319	38,404	7.6%

Southern California
Los Angeles, CA	1,198	1,688	1,616	4.5%	95.9%	95.8%	0.1%		5,817	5,563	4.6%
San Diego, CA	1,058	1,461	1,438	1.6%	94.6%	94.8%	(0.2%	)	4,385	4,324	1.4%
Orange County, CA	916	1,478	1,419	4.2%	96.3%	96.9%	(0.6%	)	3,913	3,778	3.6%

Southern California Average	3,172	1,552	1,499	3.5%	95.6%	95.8%	(0.2%	)	14,115	13,665	3.3%

Average/Total Established	31,429	$1,819	$1,741	4.5%	96.5%	96.6%	(0.1%	)	$165,570	$158,664	4.4%

(1)	Established Communities are communities with stabilized occupancy and operating expenses as of January 1, 2006 such that a comparison of 2006 to 2007 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	With concessions presented on a cash basis, rental revenue from Established Communities increased 4.3% between years.

Attachment 5
AvalonBay Communities, Inc.
*Sequential Quarterly* Revenue and Occupancy Changes — Established Communities (1)
December 31, 2007

	Apartment
	Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s)
		Q4 07	Q307	% Change	Q4 07	Q307	% Change	Q4 07	Q307	% Change
Northeast
Boston, MA	3,619	$1,884	$1,882	0.1%	96.4%	95.9%	0.5%	$19,707	$19,614	0.5%
Fairfield-New Haven, CT	2,412	2,044	2,046	(0.1%)	96.5%	97.3%	(0.8%)	14,267	14,412	(1.0%)
New York, NY	1,730	2,485	2,508	(0.9%)	96.9%	97.0%	(0.1%)	12,497	12,627	(1.0%)
Long Island, NY	1,469	2,342	2,351	(0.4%)	95.1%	94.2%	0.9%	9,812	9,759	0.5%
Northern New Jersey	1,182	2,712	2,674	1.4%	95.9%	97.3%	(1.4%)	9,224	9,230	(0.1%)
Central New Jersey	814	1,738	1,705	1.9%	95.9%	97.6%	(1.7%)	4,071	4,065	0.1%

Northeast Average	11,226	2,148	2,147	0.0%	96.2%	96.4%	(0.2%)	69,578	69,707	(0.2%)

Mid-Atlantic
Washington, DC	5,215	1,777	1,784	(0.4%)	96.7%	96.2%	0.5%	26,883	26,853	0.1%
Baltimore, MD	542	1,269	1,275	(0.5%)	96.1%	95.9%	0.2%	1,983	1,989	(0.3%)

Mid-Atlantic Average	5,757	1,729	1,736	(0.4%)	96.7%	96.2%	0.5%	28,866	28,842	0.1%

Midwest
Chicago, IL	887	1,178	1,191	(1.1%)	97.3%	95.2%	2.1%	3,043	3,016	0.9%

Midwest Average	887	1,178	1,191	(1.1%)	97.3%	95.2%	2.1%	3,043	3,016	0.9%

Pacific Northwest
Seattle, WA	2,278	1,313	1,289	1.9%	96.4%	97.1%	(0.7%)	8,649	8,557	1.1%

Pacific Northwest Average	2,278	1,313	1,289	1.9%	96.4%	97.1%	(0.7%)	8,649	8,557	1.1%

Northern California
San Jose, CA	4,292	1,772	1,737	2.0%	97.1%	97.0%	0.1%	22,146	21,709	2.0%
Oakland-East Bay, CA	1,955	1,419	1,407	0.9%	97.3%	97.0%	0.3%	8,099	8,004	1.2%
San Francisco, CA	1,862	2,028	2,008	1.0%	97.7%	97.3%	0.4%	11,074	10,910	1.5%

Northern California Average	8,109	1,746	1,721	1.5%	97.3%	97.0%	0.3%	41,319	40,623	1.7%

Southern California
Los Angeles, CA	1,198	1,688	1,684	0.2%	95.9%	96.6%	(0.7%)	5,817	5,845	(0.5%)
San Diego, CA	1,058	1,461	1,460	0.1%	94.6%	94.9%	(0.3%)	4,385	4,396	(0.3%)
Orange County, CA	916	1,478	1,477	0.1%	96.3%	95.2%	1.1%	3,913	3,864	1.3%

Southern California Average	3,172	1,552	1,549	0.2%	95.6%	95.7%	(0.1%)	14,115	14,105	0.1%

Average/Total Established	31,429	$1,819	$1,812	0.4%	96.5%	96.5%	0.0%	$165,570	$164,850	0.4%

(1)	Established Communities are communities with stabilized occupancy and operating expenses as of January 1, 2006 such that a comparison of third and fourth quarter of 2007 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

Attachment 6
AvalonBay Communities, Inc.
Full Year Revenue and Occupancy Changes — Established Communities (1)
December 31, 2007

	Apartment
	Homes	Average Rental Rates (2)			Economic Occupancy				Rental Revenue ($000’s)
		YTD 07	YTD 06	% Change	YTD 07	YTD 06	% Change		YTD 07	YTD 06	% Change
Northeast
Boston, MA	3,619	$1,875	$1,862	0.7%	96.0%	96.0%	0.0%		$78,117	$77,600	0.7%
Fairfield-New Haven, CT	2,412	2,024	1,920	5.4%	96.5%	96.9%	(0.4%	)	56,499	53,799	5.0%
New York, NY	1,730	2,482	2,373	4.6%	96.7%	96.9%	(0.2%	)	49,849	47,762	4.4%
Long Island, NY	1,469	2,329	2,248	3.6%	95.4%	96.4%	(1.0%	)	39,170	38,195	2.6%
Northern New Jersey	1,182	2,652	2,488	6.6%	96.5%	97.1%	(0.6%	)	36,299	34,257	6.0%
Central New Jersey	814	1,700	1,674	1.6%	96.7%	96.2%	0.5%		16,055	15,722	2.1%

Northeast Average	11,226	2,129	2,057	3.5%	96.2%	96.5%	(0.3%	)	275,989	267,335	3.2%

Mid-Atlantic
Washington, DC	5,215	1,768	1,654	6.9%	96.0%	96.8%	(0.8%	)	106,237	100,154	6.1%
Baltimore, MD	542	1,268	1,201	5.6%	95.9%	97.2%	(1.3%	)	7,904	7,578	4.3%

Mid-Atlantic Average	5,757	1,721	1,611	6.8%	96.0%	96.9%	(0.9%	)	114,141	107,732	5.9%

Midwest
Chicago, IL	887	1,187	1,132	4.9%	95.6%	95.3%	0.3%		12,070	11,478	5.2%

Midwest Average	887	1,187	1,132	4.9%	95.6%	95.3%	0.3%		12,070	11,478	5.2%

Pacific Northwest
Seattle, WA	2,278	1,274	1,148	11.0%	96.4%	96.3%	0.1%		33,552	30,190	11.1%

Pacific Northwest Average	2,278	1,274	1,148	11.0%	96.4%	96.3%	0.1%		33,552	30,190	11.1%

Northern California
San Jose, CA	4,292	1,714	1,567	9.4%	97.2%	96.9%	0.3%		85,750	78,137	9.7%
Oakland-East Bay, CA	1,955	1,392	1,299	7.2%	96.9%	96.7%	0.2%		31,644	29,459	7.4%
San Francisco, CA	1,862	1,989	1,861	6.9%	96.7%	96.4%	0.3%		42,990	40,117	7.2%

Northern California Average	8,109	1,699	1,569	8.3%	97.0%	96.7%	0.3%		160,384	147,713	8.6%

Southern California
Los Angeles, CA	1,198	1,667	1,577	5.7%	95.9%	95.8%	0.1%		22,984	21,734	5.8%
San Diego, CA	1,058	1,455	1,403	3.7%	95.1%	95.7%	(0.6%	)	17,575	17,042	3.1%
Orange County, CA	916	1,462	1,380	5.9%	96.1%	96.6%	(0.5%	)	15,434	14,648	5.4%

Southern California Average	3,172	1,537	1,462	5.1%	95.7%	96.0%	(0.3%	)	55,993	53,424	4.8%

Average/Total Established	31,429	$1,795	$1,697	5.8%	96.3%	96.6%	(0.3%	)	$652,129	$617,872	5.5%

(1)	Established Communities are communities with stabilized occupancy and operating expenses as of January 1, 2006 such that a comparison of 2006 to 2007 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

Attachment 7
AvalonBay Communities, Inc.
Capitalized Community and Corporate Expenditures and Expensed Community Maintenance Costs
For the Year Ended December 31, 2007
(Dollars in thousands except per home data)

					Categorization of 2007 Add’l Capitalized Value (4)								2007 Maintenance Expensed Per Home (6)
					Acquisitions,						Non-Rev
				2007 Add’l	Construction,						Generating
	Apartment	Balance at	Balance at	Capitalized	Redevelopment		Revenue	Non-Rev			Capex		Carpet		Other
Current Communities (1)	Homes (2)	12-31-07 (3)	12-31-06 (3)	Value	& Dispositions		Generating (5)	Generating		Total	Per Home		Replacement		Maintenance		Total
Total Stabilized Communities	35,469	$4,392,636	$4,357,334	$35,302	$21,358	(7)	$92	$13,852		$35,302	$391		$162		$1,585		$1,747

Development Communities (8)	8,565	1,605,287	697,397	907,890	907,890		—	—		907,890	—		5		312		317

Dispositions	—	—	156,652	(156,652)	(156,652)		—	—		(156,652)	—		35		244		279

Redevelopment Communities (8)	2,509	209,485	195,442	14,043	14,043		—	—		14,043	—		119		1,371		1,490

Corporate	—	36,799	34,405	2,394	1,063	(9)	—	1,331	(9)	2,394	—		—		—		—

Total	46,543	$6,244,207	$5,441,230	$802,977	$787,702		$92	$15,183		$802,977	$298	(10)	$131	(11)	$1,339	(11)	$1,470	(11)

(1)	For the purpose of this table, Current Communities excludes communities held by unconsolidated real estate joint ventures.

(2)	Apartment homes as of 12/31/07; does not include unconsolidated communities.

(3)	Total gross fixed assets excluding land.

(4)	Policy is to capitalize if the item exceeds $15 and extends the useful life of the asset. Personal property is capitalized if the item is a new addition and it exceeds $2.5.

(5)	Represents revenue generating or expense saving expenditures, such as water saving devices and submetering equipment.

(6)	Other maintenance includes maintenance, landscaping, redecorating and appliance replacement costs.

(7)	Includes one acquisition community that is currently wholly-owned.

(8)	Represents communities that were under construction/reconstruction during 2007, including communities where construction/reconstruction has been completed.

(9)	Represents primarily computer equipment and leasehold improvements related to corporate offices.

(10)	Total non-revenue generating capitalized costs per home excludes corporate capitalized costs.

(11)	Total 2007 maintenance expensed per home excludes maintenance costs related to dispositions.

Attachment 8
AvalonBay Communities, Inc.
Summary of Development and Redevelopment Activity (1) as of December 31, 2007

		Number	Number	Total
		of	of	Capital Cost (2)
		Communities	Homes	(millions)
Portfolio Additions:
2007 Annual Completions
Development		8	1,749	$440.7
Redevelopment	(3)	5	1,847	32.9

Total Additions		13	3,596	$473.6

2006 Annual Completions
Development		6	1,368	$375.2
Redevelopment		2	506	10.1

Total Additions		8	1,874	$385.3

Pipeline Activity:	(4)
Currently Under Construction
Development		21	6,816	$2,162.5
Redevelopment	(3)	8	2,231	78.1

Subtotal		29	9,047	$2,240.6

Planning
Development Rights		48	13,656	$3,918.0

Total Pipeline		77	22,703	$6,158.6

(1)	Represents activity for consolidated and unconsolidated entities.

(2)	See Attachment #16 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)	Represents only cost of redevelopment activity, does not include original acquisition cost.

(4)	Information represents projections and estimates.
This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2007.

Attachment 9
AvalonBay Communities, Inc.
Development Communities as of December 31, 2007

	Percentage		Total	Schedule					Avg
	Ownership	# of	Capital						Rent			% Occ
	Upon	Apt	Cost (1)			Initial		Stabilized	Per	% Comp	% Leased	Physical	Economic
	Completion	Homes	(millions)	Start		Occupancy	Complete	Ops (1)	Home (1)	(2)	(3)	(4)	(1) (5)
									Inclusive of
									Concessions
									See Attachment #16
Under Construction:
1. Avalon Riverview North New York, NY	100%	602	$175.6	Q3 2005		Q3 2007	Q2 2008	Q4 2008	$2,895	86.0%	77.7%	71.6%	45.3%
2. Avalon Danvers (6) Danvers, MA	100%	433	84.8	Q4 2005		Q1 2007	Q3 2008	Q1 2009	1,505	61.4%	60.7%	50.1%	48.0%
3. Avalon on the Sound II New Rochelle, NY	100%	588	181.8	Q1 2006		Q2 2007	Q2 2008	Q4 2008	2,535	77.9%	56.0%	55.3%	42.8%
4. Avalon Meydenbauer Bellevue, WA	100%	368	84.3	Q1 2006		Q1 2008	Q3 2008	Q1 2009	1,625	17.7%	11.1%	9.2%	N/A
5. Avalon at Dublin Station I Dublin, CA	100%	305	85.8	Q2 2006		Q4 2007	Q2 2008	Q4 2008	1,980	33.4%	22.0%	15.7%	2.0%
6. Avalon at Lexington Hills Lexington, MA	100%	387	86.2	Q2 2006		Q2 2007	Q3 2008	Q1 2009	1,985	44.7%	38.2%	29.5%	24.5%
7. Avalon Encino Los Angeles, CA	100%	131	61.5	Q3 2006		Q3 2008	Q4 2008	Q1 2009	2,650	N/A	N/A	N/A	N/A
8. Avalon Warner Place (7) Canoga Park, CA	100%	210	53.9	Q4 2006		Q2 2008	Q3 2008	Q1 2009	2,020	N/A	N/A	N/A	N/A
9. Avalon Acton (8) Acton, MA	100%	380	68.8	Q4 2006		Q4 2007	Q4 2008	Q2 2009	1,345	22.1%	23.9%	15.8%	7.5%
10. Avalon Morningside Park (8) New York, NY	100%	296	125.5	Q1 2007		Q2 2008	Q1 2009	Q3 2009	3,640	N/A	N/A	N/A	N/A
11. Avalon White Plains White Plains, NY	100%	393	154.5	Q2 2007		Q4 2008	Q4 2009	Q2 2010	2,820	N/A	N/A	N/A	N/A
12. Avalon at Tinton Falls Tinton Falls, NJ	100%	216	41.2	Q2 2007		Q2 2008	Q4 2008	Q2 2009	1,760	N/A	N/A	N/A	N/A
13. Avalon Fashion Valley San Diego, CA	100%	161	64.7	Q2 2007		Q3 2008	Q1 2009	Q2 2009	2,380	N/A	N/A	N/A	N/A
14. Avalon Anaheim Anaheim, CA	100%	251	102.7	Q2 2007		Q2 2009	Q3 2009	Q1 2010	2,530	N/A	N/A	N/A	N/A
15. Avalon Union City Union City, CA	100%	438	125.2	Q3 2007		Q2 2009	Q3 2009	Q1 2010	1,895	N/A	N/A	N/A	N/A
16. Avalon at the Hingham Shipyard Hingham, MA	100%	235	52.7	Q3 2007		Q3 2008	Q1 2009	Q2 2009	2,090	N/A	N/A	N/A	N/A
17. Avalon Sharon Sharon, MA	100%	156	30.7	Q3 2007		Q2 2008	Q4 2008	Q1 2009	1,610	N/A	N/A	N/A	N/A
18. Avalon Huntington Shelton, CT	100%	99	26.1	Q4 2007		Q4 2008	Q2 2009	Q3 2009	2,240	N/A	N/A	N/A	N/A
19. Avalon at Mission Bay North III San Francisco, CA	100%	260	157.8	Q4 2007		Q3 2009	Q4 2009	Q2 2010	3,745	N/A	N/A	N/A	N/A
20. Avalon Jamboree Village Irvine, CA	100%	279	78.3	Q4 2007		Q2 2009	Q4 2009	Q2 2010	2,060	N/A	N/A	N/A	N/A
21. Avalon Fort Greene New York, NY	100%	628	320.4	Q4 2007		Q2 2009	Q2 2010	Q4 2010	3,605	N/A	N/A	N/A	N/A

Subtotal/Weighted Average		6,816	$2,162.5						$2,395

Completed this Quarter:
1. Avalon Woburn Woburn, MA	100%	446	83.1	Q4 2005		Q3 2006	Q4 2007	Q1 2008	1,605	100.0%	99.1%	98.0%	95.8%
2. Avalon Bowery Place II (8) New York, NY	100%	90	58.7	Q3 2006		Q4 2007	Q4 2007	Q2 2008	4,090	100.0%	98.9%	91.1%	42.4%

Subtotal/Weighted Average		536	$141.8						$2,020

Total/Weighted Average		7,352	$2,304.3						$2,370

Weighted Average Projected NOI as a % of Total Capital Cost (1) (9)			6.4%	Inclusive of Concessions — See Attachment #16

Non-Stabilized Development Communities: (10)				% Economic Occ			Asset Cost Basis, Non-Stabilized Development					Source

Prior Quarter Completions:				(1	) (5)		Capital Cost, Prior Quarter Completions				$171.0	Att. 9
Avalon Wilshire		123	$47.6				Capital Cost, Current Completions				141.8	Att. 9
Avalon Lyndhurst		328	83.1				Capital Cost, Under Construction				2,162.5	Att. 9
Avalon at Glen Cove North		111	40.3				Less: Remaining to Invest, Under Construction

Total		562	$171.0	91.1%			Total Remaining to Invest			1,038.9		Att. 11

							Capital Cost, Projected Q1 2008 Starts			(95.2)		Att. 11, Footnote 5

											(943.7)

							Total Asset Cost Basis, Non-Stabilized Development				$1,531.6

Q4 2007 Net Operating Income/(Deficit) for communities under construction and non-stabilized development communities was $5.4 million. See Attachment #16.

(1)	See Attachment #16 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Includes apartment homes for which construction has been completed and accepted by management as of January 25, 2008.

(3)	Includes apartment homes for which leases have been executed or non-refundable deposits have been paid as of January 25, 2008.

(4)	Physical occupancy based on apartment homes occupied as of January 25, 2008.

(5)	Represents Economic Occupancy for the fourth quarter of 2007.

(6)	Avalon Danvers experienced a fire in April 2007. The Company expects insurance proceeds will cover substantially all losses. The schedule cited above reflects delays associated with the fire.

(7)	This community was formerly known as Avalon Canoga Park.

(8)	This community is being financed in part by third-party tax-exempt debt.

(9)	The Weighted Average calculation is based on the Company’s pro rata share of the Total Capital Cost for each community.

(10)	Represents Development Communities completed in prior quarters that had not achieved Stabilized Operations for the entire current quarter. Estimates are based on the Company’s pro rata share of the Total Capital Cost for each community.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2007.

Attachment 10
AvalonBay Communities, Inc.
Redevelopment Communities as of December 31, 2007

			Cost (millions)		Schedule				Avg	Number of Homes
		# of	Pre-	Total					Rent		Out of
	Percentage	Apt	Redevelopment	Capital	Acquisition /			Restabilized	Per	Completed	Service
	Ownership	Homes	Capital Cost	Cost (1)(2)	Completion	Start	Complete	Ops (2)	Home (2)	to date	@ 12/31/07
									Inclusive of
									Concessions
									See Attachment #16
Under Redevelopment:

AvalonBay
1. Avalon at AutumnWoods Fairfax, VA	100%	420	$31.2	$38.3	Q4 1996	Q3 2006	Q2 2008	Q4 2008	$1,370	377	8
2. Essex Place Peabody, MA	100%	286	23.7	34.5	Q3 2004	Q3 2007	Q2 2009	Q4 2009	1,295	—	12
3. Avalon Redmond Place Redmond, WA	100%	222	26.3	31.3	Q3 1999	Q3 2007	Q4 2008	Q2 2009	1,545	82	15
4. Avalon Woodland Hills Woodland Hills, CA	100%	663	72.1	109.3	Q4 1997	Q4 2007	Q1 2010	Q3 2010	1,960	—	37
5. Avalon at Diamond Heights San Francisco, CA	100%	154	25.3	30.2	Q2 1994	Q4 2007	Q4 2010	Q2 2011	2,445	8	10

Subtotal		1,745	$178.6	$243.6					$1,700	467	82

Investment Management Fund (The “Fund”)
1. Avalon at Poplar Creek Schaumburg, IL	15%	196	25.2	28.6	Q2 2006	Q4 2006	Q1 2008	Q3 2008	1,215	196	—
2. Avalon Paseo Place Fremont, CA	15%	134	19.8	25.5	Q4 2005	Q2 2007	Q2 2008	Q4 2008	1,445	114	9
3. Avalon Cedar Place Columbia, MD	15%	156	21.0	25.0	Q4 2006	Q3 2007	Q1 2009	Q3 2009	1,225	25	11

Subtotal		486	$66.0	$79.1					$1,280	335	20

Total/Weighted Average		2,231	$244.6	$322.7					$1,610	802	102

Completed this Quarter:
AvalonBay
1. Avalon Walk I and II (3) Hamden, CT	100%	764	59.4	70.6	Q3 1992 Q3 1994	Q1 2006	Q4 2007	Q2 2008	1,310	747	—
Investment Management Fund (The “Fund”)

1. Avalon at Civic Center Norwalk, CA	15%	192	38.1	43.0	Q4 2005	Q4 2006	Q4 2007	Q2 2008	1,705	192	—
2. Avalon Sunset (4) Los Angeles, CA	15%	82	17.9	20.9	Q4 2005	Q1 2007	Q4 2007	Q1 2008	2,020	82	—
Subtotal		274	$56.0	$63.9					$1,800	274	—

Total/Weighted Average		1,038	$115.4	$134.5					$1,440	1,021	—

Grand Total/Weighted Average		3,269	$360.0	$457.2					$1,555	1,823	102

Weighted Average Projected NOI as a % of Total Capital Cost (2)				10.2%	Inclusive of Concessions — See Attachment #16

(1)	Inclusive of acquisition cost.

(2)	See Attachment #16 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)	In Q4 2007, the Company determined that the remaining apartments to be renovated will be completed in the course of their normal turnover. As a result, this asset will be reflected in other stabilized communities in 2008.

(4)	This community was formerly known as Fuller Martel.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2007.

Attachment 11
AvalonBay Communities, Inc.
Summary of Development and Redevelopment Community Activity (1) as of December 31, 2007
(Dollars in Thousands)

DEVELOPMENT(2)

	Apt Homes	Total Capital	Cost of Homes		Construction in
	Completed &	Cost Invested	Completed &	Remaining to	Progress at
	Occupied	During Period (3)	Occupied (4)	Invest (5)	Period End (6)
Total - 2006 Actual	1,527	$652,828	$311,155	$919,358	$626,034

2007 Actual:
Quarter 1	464	$167,109	$106,100	$908,630	$673,945
Quarter 2	724	240,036	165,064	974,266	798,358
Quarter 3	774	220,762	214,732	1,334,784	792,320
Quarter 4	578	338,951	178,371	1,038,879	924,761

Total - 2007 Actual	2,540	$966,858	$664,267

2008 Projected:
Quarter 1	719	$237,695	$193,188	$801,184	$913,371
Quarter 2	884	194,284	216,190	606,900	893,348
Quarter 3	960	177,308	253,573	435,592	824,671
Quarter 4	636	161,350	197,678	268,241	780,827

Total - 2008 Projected	3,199	$770,637	$860,629

REDEVELOPMENT

		Total Capital		Reconstruction in
	Avg Homes	Cost Invested	Remaining to	Progress at
	Out of Service	During Period (3)	Invest (5)	Period End (6)
Total - 2006 Actual		$15,543	$14,991	$17,602

2007 Actual:
Quarter 1	63	$3,332	$21,704	$14,538
Quarter 2	105	3,014	24,290	16,403
Quarter 3	97	3,896	61,583	16,182
Quarter 4	77	8,370	69,136	30,683

Total - 2007 Actual		$18,612

2008 Projected:
Quarter 1	92	$11,679	$57,456	$30,696
Quarter 2	120	11,434	46,023	33,210
Quarter 3	115	10,400	35,623	30,010
Quarter 4	82	9,223	26,400	24,934

Total - 2008 Projected		$42,736

(1)	Data is presented for all communities currently under development or redevelopment and those communities for which development or redevelopment is expected to begin within the next 90 days.

(2)	Projected periods include data for consolidated joint ventures at 100%. The offset for joint venture partners’ participation is reflected as minority interest.

(3)	Represents Total Capital Cost incurred or expected to be incurred during the quarter, year or in total. See Attachment #16 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)	Represents projected Total Capital Cost of apartment homes completed and occupied during the quarter. Calculated by dividing Total Capital Cost for each Development Community by number of homes for the community, multiplied by the number of homes completed and occupied during the quarter.

(5)	Represents projected Total Capital Cost remaining to invest on communities currently under development or redevelopment and those for which development or redevelopment is expected to begin within the next 90 days. Remaining to invest for Q4 2007 includes $95.2 million attributed to two anticipated Q1 2008 development starts and $15.3 million related to four anticipated Q1 2008 redevelopment starts.

(6)	Represents period end balance of construction or reconstruction costs. Amount for Q4 2007 includes $1.6 million related to three unconsolidated investments in the Fund, and is reflected in other assets for financial reporting purposes.
This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2007.

Attachment 12
AvalonBay Communities, Inc.
Future Development as of December 31, 2007

DEVELOPMENT RIGHTS (1)

		Estimated	Total
		Number	Capital Cost (1)
Location of Development Right		of Homes	(millions)
1.	Coram, NY	200	$46
2.	Randolph, MA	276	49
3.	Northborough, MA	350	61
4.	Pleasant Hill, CA	422	153
5.	Kirkland, WA Phase II	189	60
6.	Los Angeles, CA	174	78
7.	Canoga Park, CA	299	85
8.	Bellevue, WA	408	126
9.	Norwalk, CT	311	84
10.	North Bergen, NJ	164	48
11.	Rockville Centre, NY	349	129
12.	Chicago, IL Phase I	492	173
13.	New York, NY	678	307
14.	Wilton, CT	100	24
15.	Camarillo, CA	376	55
16.	Irvine, CA Phase III	170	73
17.	San Francisco, CA	157	50
18.	Brooklyn, NY	825	443
19.	Seattle, WA	201	65
20.	Cohasset, MA	200	38
21.	Dublin, CA Phase II	405	105
22.	Greenburgh, NY Phase II	444	112
23.	Plymouth, MA Phase II	69	17
24.	Irvine, CA Phase II	179	57
25.	Seattle, WA II	234	76
26.	Wheaton, MD	320	107
27.	West Long Branch, NJ	180	34
28.	Andover, MA	115	21
29.	Milford, CT	284	45
30.	Highland Park, NJ	178	42
31.	Stratford, CT	146	23
32.	Oyster Bay, NY	150	42
33.	Shelton, CT	250	66
34.	Yonkers, NY	400	88
35.	Concord, MA	150	38
36.	Bloomingdale, NJ	173	38
37.	North Andover, MA	526	98
38.	Tysons Corner, VA	439	121
39.	Roselle Park, NJ	300	70
40.	Gaithersburg, MD	254	41
41.	Chicago, IL Phase II	492	141
42.	Alexandria, VA	283	73
43.	Garden City, NY	160	58
44.	Hackensack, NJ	230	56
45.	Plainview, NY	160	38
46.	Wanaque, NJ	210	45
47.	Yaphank, NY	343	57
48.	Rockville, MD	241	62

	Total	13,656	$3,918

(1)	See Attachment #16 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2007.

Attachment 13
Avalon Bay Communities Inc.
Unconsolidated Real Estate Investments as of December 31, 2007
(Dollars in Thousands)

					AVB					AVB's
			# of	Total	Book	Outstanding Debt				Share
Unconsolidated		Percentage	Apt	Capital	Value			Interest	Maturity	of Partnership
Real Estate Investments		Ownership	Homes	Cost (1)	Investment (2)	Amount	Type	Rate	Date	Debt
AvalonBay Value Added Fund, LP
1.	Avalon at Redondo Beach	N/A	105	$24,424	N/A	$16,765	Fixed	4.84%	Oct 2011	$2,548
	Los Angeles, CA
2.	Avalon Lakeside	N/A	204	18,053	N/A	12,056	Fixed	5.74%	Mar 2012	1,833
	Chicago, IL
3.	Avalon Columbia	N/A	170	29,241	N/A	22,275	Fixed	5.48%	Apr 2012	3,386
	Baltimore, MD
4.	Avalon Redmond	N/A	400	56,224	N/A	36,500	Fixed	4.96%	Jul 2012	5,548
	Seattle, WA
5.	Avalon Sunset	N/A	82	20,650	N/A	12,750	Fixed	5.41%	Feb 2014	1,938
	Los Angeles, CA
6.	Avalon at Poplar Creek	N/A	196	27,624	N/A	16,500	Fixed	4.83%	Oct 2012	2,508
	Chicago, IL
7.	Avalon at Civic Center (3)	N/A	192	42,513	N/A	23,806	Fixed	5.29%	Aug 2013	3,619
	Norwalk, CA
8.	Avalon Paseo Place	N/A	134	23,924	N/A	11,800	Fixed	5.74%	Nov 2013	1,794
	Fremont, CA
9.	Avalon at Yerba Buena	N/A	160	66,757	N/A	41,500	Fixed	5.88%	Mar 2014	6,308
	San Francisco, CA
10.	Avalon at Aberdeen Station	N/A	290	58,219	N/A	34,456	Fixed	5.73%	Sep 2013	5,237
	Aberdeen, NJ
11.	The Springs	N/A	320	47,646	N/A	26,000	Fixed	6.06%	Oct 2014	3,952
	Corona, CA
12.	The Covington	N/A	256	33,059	N/A	17,243	Fixed	5.43%	Jan 2014	2,621
	Lombard, IL
13.	Avalon Cedar Place	N/A	156	21,779	N/A	12,000	Fixed	5.68%	Feb 2014	1,824
	Columbia, MD
14.	Avalon Centerpoint	N/A	392	78,844	N/A	45,000	Fixed	5.74%	Dec 2013	6,840
	Baltimore, MD
15.	Middlesex Crossing	N/A	252	37,721	N/A	24,100	Fixed	5.49%	Dec 2013	3,663
	Billerica, MA
16.	Avalon Crystal Hill	N/A	168	38,014	N/A	24,500	Fixed	5.43%	Dec 2013	3,724
	Ponoma, NY
17.	Skyway Terrace	N/A	348	74,267	N/A	37,500	Fixed	6.11%	Mar 2014	5,700
	San Jose, CA
18.	Avalon Rutherford Station	N/A	108	36,233	N/A	20,653	Fixed	6.13%	Sept 2016	3,139
	East Rutherford, NJ
19.	South Hills Apartments	N/A	85	20,834	N/A	11,762	Fixed	5.92%	Dec 2013	1,788
	West Covina, CA
20.	Colonial Towers/South Shore Manor	N/A	211	21,542	N/A	—	N/A	N/A	N/A	—
	Weymouth, MA
	Fund corporate debt	N/A	N/A	N/A	N/A	47,400	Variable	5.86%	2008 (4)	7,205

		15.2%	4,229	$777,568	$118,564	$494,566				$75,175	(5)

Other Operating Joint Ventures
1.	Avalon Chrystie Place I (6)	20.0%	361	130,770	25,061	117,000	Variable	3.38%	Nov 2036	23,400
	New York, NY

2.	Avalon at Mission Bay North II (6)	25.0%	313	123,684	29,767	105,000	Fixed	6.02%	Dec 2015	26,250
	San Francisco, CA

3.	Avalon Del Rey	30.0%	309	70,002	19,280	40,845	Variable	6.47%	Sept 2009	12,254
	Los Angeles, CA

Other Development Joint Ventures
1.	Aria at Hathorne (7) (8)	50.0%	433	$84,800	$4,132	$3,470	Variable	6.88%	May 2010	$1,735
	Danvers, MA
			1,416	$409,256	$78,240	$266,315				$63,639

			5,645	$1,186,824	$196,804	$760,881				$138,814

(1)	See Attachment #16 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	These unconsolidated real estate investments are accounted for under the equity method of accounting. AVB Book Value Investment represents the Company’s recorded equity investment plus the Company’s pro rata share of outstanding debt.

(3)	This community’s debt is a combination of two separate fixed rate loans which both mature in August 2013. The first loan totals $18,154 at a 5.04% interest rate and was assumed by the Fund upon purchase of this community. The second loan was procured in connection with the acquisition in the amount of $5,652 at a 6.08% interest rate. The rate listed in the table above represents a weighted average interest rate.

(4)	As of December 31, 2007, these borrowings are drawn under an unsecured credit facility maturing in December 2008. There were no borrowings outstanding as of December 31, 2007 under the Fund’s credit facility secured by uncalled capital commitments, which matured in January 2008. The 5.86% interest rate represents a weighted average for both facilities during the fourth quarter of 2007.

(5)	The Company has not guaranteed the debt of the Fund and bears no responsibility for the repayment.

(6)	After the venture makes certain threshold distributions to the third-party partner, the Company generally receives 50% of all further distributions.

(7)	Total Capital Cost for this community represents the capitalized costs incurred and projected to be incurred as part of the development completion, and is not the gross real estate cost as recorded by the joint venture as of December 31, 2007.

(8)	After the venture makes certain threshold distributions to the Company, AVB receives 50% of all further distributions.

Attachment 14
AvalonBay Communities, Inc.
Summary of Disposition Activity (1) as of December 31, 2007
(Dollars in thousands)

	Weighted			Accumulated		Weighted Average
Number of	Average	Gross Sales		Depreciation	Economic	Initial Year	Weighted Average
Communities Sold	Holding Period (2)	Price	GAAP Gain	and Other	Gain (3)	Mkt. Cap Rate (2) (3)	Unleveraged IRR (2) (3)
1998:
9 Communities		$170,312	$25,270	$23,438	$1,832	8.1%	16.2%

1999:
16 Communities		$317,712	$47,093	$27,150	$19,943	8.3%	12.1%

2000:
8 Communities		$160,085	$40,779	$6,262	$34,517	7.9%	15.3%

2001:
7 Communities		$241,130	$62,852	$21,623	$41,229	8.0%	14.3%

2002:
1 Community		$80,100	$48,893	$7,462	$41,431	5.4%	20.1%

2003:
12 Communities, 1 Land Parcel (4)		$460,600	$184,438	$52,613	$131,825	6.3%	15.3%

2004:
5 Communities, 1 Land Parcel		$250,977	$122,425	$19,320	$103,105	4.8%	16.8%

2005:
7 Communities, 1 Office Building, 3 Land Parcels (5)		$382,720	$199,766	$14,929	$184,838	3.8%	18.0%

2006:
4 Communities, 3 Land Parcels (6)		$281,485	$117,539	$21,699	$95,840	4.6%	15.2%

2007:
5 Communities, 1 Land Parcel (7)		$273,896	$163,352	$17,588	$145,764	4.6%	17.8%

1998 - 2007 Total	6.6	$2,619,017	$1,012,407	$212,084	$800,324	6.0%	15.8%

(1)	Activity excludes dispositions to joint venture entities in which the Company retains an economic interest.

(2)	For purposes of this attachment, land sales and the disposition of an office building are not included in the calculation of Weighted Average Holding Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.

(3)	See Attachment #16 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)	2003 GAAP gain, for purposes of this attachment, includes $23,448 related to the sale of a community in which the Company held a 50% membership interest.

(5)	2005 GAAP gain includes the recovery of an impairment loss of $3,000 recorded in 2002 related to one of the land parcels sold in 2005. This loss was recorded to reflect the land at fair value based on its entitlement status at the time it was determined to be planned for disposition.

(6)	2006 GAAP gain, for purposes of this attachment, includes $6,609 related to the sale of a community in which the Company held a 25% equity interest.

(7)	2007 GAAP gain, for purposes of this attachment, includes $56,320 related to the sale of a partnership interest in which the Company held a 50% equity interest.

Attachment 15
2008 Financial Outlook
As of February 6, 2008
(Dollars in millions, except per share data)

Annual 2008
Economic Assumptions

Expected job growth (1)	0.5%

LIBOR	3.0% to 4.0%

Earnings per Share	$6.50 to $8.50

Less — Net gain on asset sales, per share	$4.08 to $6.08

Plus — Real estate depreciation, per share	$2.48 to $2.78

Funds from Operations (FFO) per share (2)	$4.90 to $5.20

FFO per Share Growth at the Mid-Point of Outlook Ranges

Projected FFO per share growth	9.5%

Projected FFO per share growth adjusted for non-routine items in 2007 and 2008	10.7%

Established Communities (2)

Rental revenue growth	2.5% to 4.0%
Operating expense increase	2.0% to 3.0%
Net Operating Income growth (2)	3.0% to 4.5%

Total
Development Activity

Development starts (2)	$900 to $1,100
Cash disbursed for development (2)
Cash disbursed for development communities started in 2008	$200 to $400
Cash disbursed for development communities started prior to 2008	$600 to $800
Development completions (2)	$900 to $1,200
Number of apartment homes delivered in 2008	3,000 to 3,500

Investments in land for future development	$125 to $175

Disposition Activity

Disposition volume	$700 to $1,000

Financing Activity — Sources (Uses)

Debt offerings — secured and unsecured	$700 to $1,000
Debt maturing and security redemptions	($296)
Weighted average interest rate on maturing debt and security redemptions	8.2%

Dividend Growth	5.0%

Capitalized Interest	$75 to $95

Expensed Overhead (Corporate G&A, Property and Investment Management)	8.0% to 12.0%

(1)	Moody’s Economy.com annual non-farm, non-construction job growth forecasted for 2008 for the Company’s markets is 0.5% vs. 0.7% for the U.S as of December 2007.

(2)	This term is a non-GAAP measure or other term that is described more fully on Attachment 16.
This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2007.

Attachment 16
AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.
FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2007 (1)	2006 (2)	2007 (1) (3)	2006 (3)
Net income	$131,819	$46,313	$358,160	$266,546
Dividends attributable to preferred stock	(2,175)	(2,175)	(8,700)	(8,700)
Depreciation — real estate assets, including discontinued operations and joint venture adjustments	48,054	42,270	184,731	165,982
Minority interest, including discontinued operations	55	95	280	391
Gain on sale of unconsolidated entities holding previously depreciated real estate assets	(59,927)	(6,609)	(59,927)	(6,609)
Gain on sale of previously depreciated real estate assets	(28,229)	—	(106,487)	(97,411)

FFO attributable to common stockholders	$89,597	$79,894	$368,057	$320,199

Average shares outstanding — diluted	78,835,710	75,897,674	79,856,927	75,586,898
EPS — diluted	$1.65	$0.58	$4.38	$3.42

FFO per common share — diluted	$1.14	$1.05	$4.61	$4.24

(1)	FFO per common share — diluted includes $0.06 for the three months ended December 31, 2007 and $0.09 for the full year 2007 related to abandoned pursuit writeoffs.

(2)	Amounts for the three months ended December 31, 2006 have been restated from amounts previously reported to reflect a change in accounting for land leases.

(3)	FFO per common share — diluted includes $0.01 for the full year 2007 and $0.18 for the full year 2006 related to the sale of land parcels in each year.

Attachment 16 (continued)
Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income from projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the first quarter and full year of 2008 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range
Projected EPS (diluted) — Q1 08	$0.58	$0.62
Projected depreciation (real estate related)	0.65	0.65
Projected gain on sale of operating communities	—	—

Projected FFO per share (diluted) — Q1 08	$1.23	$1.27

Projected EPS (diluted) — Full Year 2008	$6.50	$8.50
Projected depreciation (real estate related)	2.48	2.78
Projected gain on sale of operating communities	(4.08)	(6.08)

Projected FFO per share (diluted) — Full Year 2008	$4.90	$5.20

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management, net interest expense, general and administrative expense, joint venture income, minority interest expense, depreciation expense, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Attachment 16 (continued)
A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2007	2006 (1)	2007	2006
Net income	$131,819	$46,313	$358,160	$266,546
Indirect operating expenses, net of corporate income	8,968	7,903	31,285	28,811
Investments and investment management	5,604	1,773	11,737	7,030
Interest expense, net	26,262	28,397	97,545	109,184
General and administrative expense	8,427	6,372	28,494	24,767
Joint venture income and minority interest	(59,160)	(6,253)	(57,584)	(6,882)
Depreciation expense	47,179	40,753	179,549	160,442
Gain on sale of real estate assets	(28,229)	152	(107,032)	(110,930)
Income from discontinued operations	(301)	(1,177)	(4,005)	(5,618)

NOI from continuing operations	$140,569	$124,233	$538,149	$473,350

Established:
Northeast	$46,128	$45,341	$184,643	$177,978
Mid-Atlantic	18,610	18,170	71,882	67,532
Midwest	1,835	1,833	7,286	7,121
Pacific NW	5,980	5,245	23,111	19,744
No. California	30,182	27,135	116,516	103,448
So. California	9,958	9,700	40,219	37,968

Total Established	112,693	107,424	443,657	413,791

Other Stabilized	7,487	6,642	30,324	20,139
Development/Redevelopment	20,389	10,167	64,168	39,420

NOI from continuing operations	$140,569	$124,233	$538,149	$473,350

(1)	Amounts for the three months ended December 31, 2006 have been restated from amounts previously reported to reflect a change in accounting for land leases.
NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2006 through December 31, 2007). A reconciliation of NOI from communities sold or classified as discontinued operations to net income for these communities is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2007	2006	2007	2006
Income from discontinued operations	$301	$1,177	$4,005	$5,618
Interest expense, net	—	455	687	1,862
Depreciation expense	—	933	2,176	3,687

NOI from discontinued operations	$301	$2,565	$6,868	$11,167

NOI from assets sold	$301	$2,565	$6,868	$11,167
NOI from assets held for sale	—	—	—	—

NOI from discontinued operations	$301	$2,565	$6,868	$11,167

Attachment 16 (continued)
Projected NOI, as used within this release for certain Development and Redevelopment Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development and Redevelopment Communities, Projected NOI is calculated based on the first year of Stabilized Operations, as defined below, following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential (based on leased rents for occupied homes and Market Rents, as defined below, for vacant homes) minus projected economic vacancy and adjusted for concessions. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.
Management believes that Projected NOI of the development and redevelopment communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the Development and Redevelopment Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development or redevelopment is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow. There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.
Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.
A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2007	2006	2007	2006
Rental revenue (GAAP basis)	$165,570	$158,664	$652,129	$617,872
Concessions amortized	1,572	1,702	6,119	12,336
Concessions granted	(1,183)	(1,234)	(6,234)	(6,236)

Rental revenue (with concessions on a cash basis)	$165,959	$159,132	$652,014	$623,972

% change — GAAP revenue	4.4%		5.5%
% change — cash revenue	4.3%		4.5%

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain to gain on sale in accordance with GAAP for both the full year 2007 as well as prior years’ activities is presented on Attachment 14.
Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA is defined by the Company as net income before interest income and expense, income taxes, depreciation and amortization.

Attachment 16 (continued)
A reconciliation of EBITDA and a calculation of Interest Coverage for the fourth quarter of 2007 are as follows (dollars in thousands):

Net income	$131,819
Interest expense, net	26,262
Interest expense (discontinued operations)	—
Depreciation expense	47,179
Depreciation expense (discontinued operations)	—

EBITDA	$205,260

EBITDA from continuing operations	$176,730
EBITDA from discontinued operations	28,530

EBITDA	$205,260

EBITDA from continuing operations	$176,730
Land gains	—
Gain on the sale of investments in real estate joint ventures	(59,927)

EBITDA from continuing operations, excluding land gains and gain on sale of investments in real estate joint ventures	$116,803

Interest expense, net	26,262
Dividends attributable to preferred stock	2,175

Interest charges	28,437

Interest coverage	4.1

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction as presented on Attachment 13, Total Capital Cost is equal to gross real estate cost.
Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 — $300 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items. For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% — 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.
Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

Attachment 16 (continued)
The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for net income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.
Leverage is calculated by the Company as total debt as a percentage of Total Market Capitalization. Total Market Capitalization represents the aggregate of the market value of the Company’s common stock, the market value of the Company’s operating partnership units outstanding (based on the market value of the Company’s common stock), the liquidation preference of the Company’s preferred stock and the outstanding principal balance of the Company’s debt. Management believes that Leverage can be one useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common stock trades. Changes in Leverage also can influence changes in per share results. A calculation of Leverage as of December 31, 2007 is as follows (dollars in thousands):

Total debt	$3,210,703

Common stock	7,278,774
Preferred stock	100,000
Operating partnership units	6,027
Total debt	3,210,703

Total Market Capitalization	10,595,504

Debt as % of capitalization	30.3%

Because Leverage changes with fluctuations in the Company’s stock price, which occur regularly, the Company’s Leverage may change even when the Company’s earnings, interest and debt levels remain stable. Investors should also note that the net realizable value of the Company’s assets in liquidation is not easily determinable and may differ substantially from the Company’s Total Market Capitalization.
Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the full year 2007 is as follows (dollars in thousands):

NOI for Established Communities	$443,657
NOI for Other Stabilized Communities	30,324
NOI for Development/Redevelopment Communities	64,168
NOI for discontinued operations	6,868

Total NOI generated by real estate assets	545,017
NOI on encumbered assets	91,054

NOI on unencumbered assets	453,963

Unencumbered NOI	83.3%

Attachment 16 (continued)
Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year. Therefore, for 2007, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2006 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.
Development Communities are communities that are under construction and for which a final certificate of occupancy has not been received. These communities may be partially complete and operating.
Redevelopment Communities are communities where substantial redevelopment is in progress or is planned to begin during the current year. For wholly-owned communities, redevelopment is considered substantial when capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s acquisition cost. The definition of substantial redevelopment may differ for communities that are not wholly-owned.
Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.
Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.
Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data. Trends in market rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.
Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.
Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.
Average Rent per Home, as calculated for certain Development and Redevelopment Communities in lease-up, reflects (i) actual average leased rents for those apartments leased through the end of the quarter net of estimated stabilized concessions, (ii) estimated market rents net of comparable concessions for all unleased apartments and (iii) includes actual and estimated other rental revenue. For Development and Redevelopment Communities not yet in lease-up, Average Rent per Home reflects management’s projected rents.
Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land or where the Company owns land to develop a new community. The Company capitalizes related predevelopment costs incurred in pursuit of new developments for which future development is probable.